EXHIBIT 99.1

NEWS RELEASE

Press Contact:

Lauren Karp

Roxio, Inc.

408-367-4866

Karp@roxio.com

Roxio Appoints Tax and Accounting Executive to its Board of Directors and Audit Committee

SANTA CLARA, Calif.—January 8, 2004—Roxio, Inc. (Nasdaq:ROXI), The Digital Media Company®, announced today the addition of Philip Holthouse to its board of directors and its audit committee. Mr. Holthouse co-founded and is a partner at Holthouse Carlin & Van Trigt LLP, an accounting firm providing tax, auditing, accounting, and consulting services for closely held businesses and the related individuals.

“Roxio warmly welcomes Phil to the board of directors. His technical skills, experience in accounting and tax and background in law and business will be a great asset to Roxio as the company continues its record of fiscal integrity as a respected publicly-traded institution,” said Chris Gorog, Chairman and CEO of Roxio.

Mr. Holthouse co-founded Holthouse Carlin & Van Trigt LLP in 1991. Prior to that, Mr. Holthouse began his career with Peat Marwick & Mitchell (KPMG) in Los Angeles and worked as a tax manager in Peat Marwick’s national tax practice in Washington, D.C., where he monitored tax changes for the firm’s affiliate offices. Mr. Holthouse frequently authors articles on taxation, and has been featured on NBC Nightly News and Financial News Network as a tax specialist.

In commenting on his appointment to the Roxio board Mr. Holthouse said, “I’m very pleased to be joining the board of Roxio as it continues to grow Napster and expand in the digital media software space.”

Mr. Holthouse holds a master’s degree in business taxation and a bachelor’s degree in business administration, both from the University of Southern California, and a law degree from Loyola Law School in Los Angeles (Order of the Coif). He serves as a part-time faculty member for USC’s Graduate Taxation Program, and is chairman of the Board of Advisors for the Leventhal School of Accounting at USC.

About Roxio

Roxio, Inc. (NASDAQ:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator™, Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and has re-launched it as a legal, paid service. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 500 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the growth of our on-line music distribution service and development of our software products, are forward-looking statements that are subject to certain risks and uncertainties including general economic conditions in the US and abroad, delays in development and intense competition in the online music and software industries, which could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, PhotoSuite, VideoWave, Napster and Toast are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.